As filed with the Securities and Exchange Commission on October 23, 2006.

File No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________

PSS WORLD MEDICAL, INC.

(Exact Name of Issuer as Specified in its Charter)

Florida	59-2280364
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4345 Southpoint Boulevard, Jacksonville, Florida 32216

(Address, including zip code, and telephone number of Principal Executive Offices)

PSS WORLD MEDICAL, INC. 2006 INCENTIVE PLAN

(Full Title of the Plan)

David A. Smith

President

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

(904) 332-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share Price	Proposed Maximum Aggregate Offering	Amount of Registration Fee
Common Stock, par value $0.01	2,449,112 (1)	$20.32	$49,765,955.84 (2)	$5,324.96

(1)

Shares issuable upon the grant or exercise of awards under the PSS World Medical, Inc. 2006 Incentive Plan (the “Plan”), which include (i) 2,000,000 shares, plus (ii) 185,473 shares remaining available for issuance under the Company’s amended and restated 1999 Long-Term Incentive Plan and 213,639 shares remaining available for issuance under the 1999 Broad-Based Employee Stock Plan but not subject to outstanding awards, plus (iii) an estimated 50,000 shares underlying awards outstanding under 1999 Long-Term Incentive Plan and the 1999 Broad-Based Employee Stock Plan that may thereafter terminate or expire unexercised, or may be cancelled, forfeited or lapse for any reason. Also includes shares that may be issued in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), as determined by the average of the high and low prices quoted on the NASDAQ Global Market on October 19, 2006, which was $20.32 per share.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)         The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

(b)          Upon written or oral request, PSS World Medical, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Mr. Robert Weiner, Vice President of Investors Relations, at (904) 332-3000.

PART II.	INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1)        The Annual Report of PSS World Medical, Inc. (the “Company”) on Form 10-K for the fiscal year ended March 31, 2006.

(2)          The Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 30, 2006.

(3)          The Current Reports of the Company on Form 8-K, dated August 29, 2006, June 6, 2006, and April 24, 2006.

(5)         All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2006, as such reports have been modified by amendments.

(6)        The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

(7)         All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company set forth the extent to which the Company’s directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Florida Business Corporation Act, as amended from time to time, and judicial or administrative decisions. Under these indemnification provisions, the Company is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys’ fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Company or who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Company also may indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Company who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership,joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Company may also provide advancement of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Company. Notwithstanding the foregoing, the Amended and Restated Bylaws of the Company provide that the Company shall not be required to indemnify any of its directors or officers in connection with a proceeding initiated by such person unless such authorization for such proceeding was not denied by the Board of Directors of the Company prior to sixty (60) days after receipt of notice thereof from such person stating his or her intent to initiate such proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

The Florida Business Corporation Act contains a provision which limits the personal liability for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and such breach constitutes (i) a violation of criminal law, unless the director has reasonable cause to believe his conduct was not unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) an unlawful distribution under Florida law; (iv) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other that the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property. The Company maintains an insurance policy insuring the Company and directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

See Exhibit Index, which is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on October 23, 2006.

PSS WORLD MEDICAL, INC. (Registrant)
/s/ David M. Bronson
David M. Bronson Executive Vice President and Chief Financial Officer

KNOW BY ALL MEN BY THESE PRESENT that each person whose signature appears below constitutes and appoints David A. Smith, as true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of this 23rd day of October, 2006.

Signature	Capacity	Date

/s/ David A. Smith	President, Chief Executive	October 23, 2006
David A. Smith	Officer and Director
(Principal Executive Officer)

/s/ David M. Bronson	Executive Vice President and	October 23, 2006
David M. Bronson	Chief Financial Officer
(Principal Financial Officer)

/s/ Charles E. Adair	Director	October 23, 2006

Charles E. Adair

/s/ Alvin R. Carpenter	Director	October 23, 2006

Alvin R. Carpenter

/s/ T. O’Neal Douglas	Director	October 23, 2006

T. O’Neal Douglas

/s/ Melvin L. Hecktman	Director	October 23, 2006

Melvin L. Hecktman

/s/ Clark A. Johnson	Director	October 23, 2006

Clark A. Johnson

/s/ Delores P. Kesler	Director	October 23, 2006

Delores P. Kesler

/s/ Stephen H. Rogers	Director	October 23, 2006

Stephen H. Rogers

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation, as amended, of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed April 8, 1998)
4.1(a)	Articles of Amendment to Articles of Incorporation, dated as of September 24, 2001 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2001)
4.1(b)	Articles of Amendment to Articles of Incorporation, dated as of November 9, 2001 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2001)
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2006)
5	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5)
23.2	Consent of KPMG LLP
24	Power of Attorney (contained in Part II hereof)

Exhibit 5      Opinion of Counsel of PSS World Medical, Inc.

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

Laura G. Thatcher	Direct Dial: 404-881-7546	E-mail: lthatcher@alston.com

October 23, 2006

PSS World Medical, Inc.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

Re:	Registration Statement on Form S-8 –
2006 Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for PSS World Medical, Inc., a Florida corporation (the “Corporation”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 2,449,112 shares of the Corporation’s common stock, $.01 par value (the “Shares”) which may be issued by the Corporation pursuant to the PSS World Medical, Inc. 2006 Incentive Plan (the “Plan”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Amended and Restated Articles of Incorporation, as amended, of the Corporation, the Amended and Restated Bylaws of the Corporation, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Plan and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Corporation and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

PSS World Medical, Inc.

Our opinion set forth below is limited to the Florida Business Corporation Act, applicable provisions of the Constitution of the State of Florida and reported judicial decisions interpreting such Business Corporation Act and Constitution, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based on the foregoing, it is our opinion that the Shares to be issued pursuant to the Plan are duly authorized, and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By: _____________________________

Laura G. Thatcher

Partner

Exhibit 23.2           Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PSS World Medical, Inc.:

We consent to the use of our reports dated May 23, 2006, with respect to the consolidated balance sheets of PSS World Medical, Inc. and subsidiaries as of March 31, 2006, and April 1, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006, and the effectiveness of internal control over financial reporting as of March 31, 2006, incorporated herein by reference.

KPMG LLP

October 23, 2006

Jacksonville, Florida

Certified Public Accountants